UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    The Pantry, Inc.

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THE PANTRY, INC.

SUPPLEMENT TO PROXY STATEMENT FOR OUR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 13, 2014

These materials amend and supplement our definitive proxy statement filed with the Securities and Exchange Commission on February 13, 2014 (the “Proxy Statement”) relating to the 2014 Annual Meeting of Stockholders of The Pantry, Inc. (the “Company”), which will be held on Thursday, March 13, 2014 at 9:00 a.m. Eastern Time, at Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, NC 27612. This supplement is being delivered to stockholders to provide additional information regarding Edwin J. Holman, Robert F. Bernstock, and Thomas M. Murnane, three of our directors standing for reelection at the 2014 Annual Meeting of Stockholders, who have been proposed to be replaced by a dissident stockholder group led by JCP Investment Management, LLC. Information regarding the other six individuals approved for nomination by the Company’s Board of Directors is contained in the Proxy Statement under “Proposal 1: Election of Directors.” This supplement will also be made available on our company website at www.thepantry.com in the “Investors” section and with the current proxy materials at www.readourmaterials.com/ptry.

This supplement is being sent to our stockholders commencing on or about February 20, 2014. To the extent that information herein differs from information in the Proxy Statement, the information contained in this supplement controls. Except as supplemented or amended by the information contained in this supplement, all information set forth in the Proxy Statement remains unchanged. Terms used but not defined in this supplement have the meanings assigned to such terms in the Proxy Statement. We urge you to read this supplement carefully and in its entirety together with the Proxy Statement.

Directors and Director Nominees

The following biographies provide information on Edwin J. Holman, Robert F. Bernstock, and Thomas M. Murnane, three of our nominees for election to the Board at the annual meeting, and are intended to replace the biographies for such individuals contained in the Proxy Statement:

Edwin J. Holman was named Chairman of our Board on September 17, 2009 and served as Interim Chief Executive Officer from October 5, 2011 through March 5, 2012. He has served on our Board since October 2005 and currently serves as a member of our CO Committee and our Audit Committee. Previously, he had served as Chairman of our CO Committee and as a member of our Executive Committee, the duties and responsibilities of which are now encompassed by our Audit Committee. Mr. Holman is a 2011 National Association of Corporate Directors (NACD) Governance Fellow and has been named as a Director honoree. In 2012, Mr. Holman was also recognized by NACD as one of the “Top 100” Directors. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices. We believe Mr. Holman is especially qualified for our Board, and particularly as its Chair, because of his extensive executive experience in the retail industry. From March 2010 to December 2012, Mr. Holman also has served as the non-executive Chairman of RGIS International, which provides retail inventory solutions. Previously, Mr. Holman served as Chairman and CEO (2004-August 31, 2009) of Macy’s Central, a division of Macy’s Inc. that operates 217 department stores in the Midwest and Southern United States. He also served as President, CEO and director of Galyan’s Trading Company, a public company (2003-2004). Previously, Mr. Holman was the President and COO of Bloomingdale’s (2000-2003), a division of Federated Department Stores Inc.; President and COO of Rich’s/Lazarus/Goldsmiths divisions, a division of Federated Department Stores, Inc. (1999-2000); Chairman and CEO of Petrie Retail, Inc. (1996-1999); President and COO of Woodward & Lothrop (1994-1996); Vice Chairman and COO of The Carter Hawley Hale Stores; and a senior operating executive of The Neiman Marcus Group. Mr. Holman is well-versed in the various aspects of retail operations, and he also has high-level experience with a wide range of diverse companies, which we believe gives him very relevant skills in working with boards, overseeing management, assessing risk, and exercising diligence. Additionally, Mr. Holman’s substantive experience gives him a solid foundation from which to advise our company with respect to its numerous and diverse retail vendors, and his experience overseeing multiple retail stores under the same brand meshes with our business model organizational structure, vendor relations, and multiple retail store operations, making him an excellent fit for our Board and a prime choice as its Chair. Further, his diverse executive experience has prepared him to respond to complex financial and operational challenges, which we believe adds significant value to the critical skill sets needed by our Board, to help our company succeed in such a highly competitive marketplace. Finally, in addition to serving in several principal roles as employee, Mr. Holman has also served as an independent director on the boards of Office Max (2003) and Circle International (1994-2000), both public companies. During his tenure as director at Circle International, he served as Chairman of the Audit Committee for three years and also as Chairman of the Compensation Committee for two years. As of January 18, 2010, Mr. Holman also began serving on the Board of Directors of La-Z-Boy, a public company. We believe Mr. Holman’s commitment to boardroom excellence and his substantial retail, executive, and operational experience, particularly at large, multi-store companies, and his prior board experience make him valuable as Chairman of our Board.

Robert F. Bernstock has served on our Board since October 2005, and is currently a member of our Audit Committee and is Chairman of our CO Committee. Mr. Bernstock is currently self-employed as an independent consultant. Mr. Bernstock was president of the U.S. Postal Service Mailing and Shipping Services division from June 2008 until June 2010, which has produced in excess of $70 billion in annual revenues. As president, he was responsible for product management, development, and retail and commercial sales and services, which required his participation in pricing, operational support, service enhancements, partnerships, and investment activities. Mr. Bernstock also currently serves on the Board of Directors of NutriSystem, Inc., a public company, and City Barbeque, Inc. Mr. Bernstock’s other high level executive and director experience includes previous positions at SecureSheet Technologies (Chairman and CEO); Scotts Miracle-Gro Company (COO and President of North America); The Dial Corporation (Senior Vice President and General Manager); Campbell Soup Company (President of the U.S. Division, President of the International Division, and Executive Vice President); Vlasic Foods International (President, CEO, and Director); Atlas Commerce, Inc. (President, CEO, and Director); VerticalNet Inc. (Director); First Brands Corporation (Director); and KBL Acquisition Corp. IV (Director). We believe this broad executive experience not only equips Mr. Bernstock well to advise our Board generally, but it also provides him (and our company) with particular advantages. Specifically, the diversity of his corporate experience gives him extensive experience working with diverse boards of directors and overseeing management. This background also provides him with a collection of best practices and strategies to help inform our Board’s general corporate decision-making, our CO Committee’s specific analyses regarding executive pay and benefits, and our Audit Committee’s oversight and review of our company’s financial plans and policies and our acquisition and divestiture strategies. Mr. Bernstock attained a B.A. from Hamilton College and a M.B.A. from Harvard Business School. We believe Mr. Bernstock’s significant experience as a director of public and private companies, as well as his high-level executive experience, qualifies him for service as a member of our Board of Directors, Chairman of our CO Committee, and member of our Audit Committee.

Thomas M. Murnane has been a member of our Board since October 2002 and currently chairs our Corporate Governance and Nominating Committee and serves as a member of our Audit Committee. Since 2005, Mr. Murnane has been a Principal and co-owner of ARC Business Advisors, a boutique consultancy that provides strategic and operational advice to retailers and their suppliers, as well as mergers and acquisitions due diligence support to both strategic and financial investors on transactions in the retail sector. In light of our company’s history and strategy of growth through acquisitions, Mr. Murnane’s experience is relevant and useful to our company on a substantive level. In addition, advising on significant transactions also highlights Mr. Murnane’s skills in assessing risk and exercising diligence, which are functions relevant to his Committee positions. Mr. Murnane also has extensive experience in the financial sector and its retail applications, an attribute that adds value to his posts on our Board generally and on our Audit Committee in particular. Until his retirement in 2002, Mr. Murnane was a partner at PricewaterhouseCoopers, LLP. He began his career at PwC in 1980, and during his tenure there, he directed first the firm’s Retail Strategy Consulting Practice, later its Overall Strategy Consulting Practice for the East Region of the United States, and most recently served as Global Director of Marketing and Brand Management for PwC Consulting. From 2003-2008, Mr. Murnane also served on the board of Captaris, Inc., a company that developed software to automate paper and other document-centric processes. He chaired the Governance, Nominating, and Strategy Committee, and for various periods served on both the Audit and Compensation Committees there. Captaris was sold to Open Text, a Canadian Company, in 2008. Mr. Murnane also previously served on the board of Finlay Enterprises, Inc. (a public company), a retailer of fine jewelry. While on the board of Finlay, Mr. Murnane served as Chair of its Governance and Nominating Committee and as a member of its Audit Committee. From 2003 to the present, Mr. Murnane has served on the board of Pacific Sunwear of California, Inc. (a public company), a national chain of specialty stores that retail apparel, accessories, and footwear to teenage consumers. He serves on the Audit Committee at Pacific Sunwear. Mr. Murnane also serves on the Board of Directors of Blain Supply, Inc., a privately held company located in Janesville, Wisconsin, and Goodwill Southern California, a non-profit organization. He was recently appointed to the Alumni Advisory Council of Ohio State University and serves on the Dean’s Alumni Advisory

Committee for College of Arts and Sciences at that University. Mr. Murnane has demonstrated his commitment to boardroom excellence by serving on NACD’s Advisory Council on Risk Oversight and its Corporate Governance Chair Advisory Council. Mr. Murnane is also a 2011 NACD Governance Fellow. We believe Mr. Murnane’s diverse executive and board experience provides him key skills in working with directors, understanding board processes and functions, responding to complex financial and operational challenges, and overseeing management. Further, we believe that Mr. Murnane’s demonstrated commitment to boardroom excellence, his experience at a national accounting/consulting firm, his demonstrated understanding of business combinations, his retail prowess, and his prior and current experience on a variety of boards of directors make him a valuable addition to our Board and our Audit Committee and the Corporate Governance and Nominating Committee.